As filed with the Securities and Exchange Commission on June 22, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ABUNDIA GLOBAL IMPACT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0675953
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1300 Post Oak Blvd., Suite 1305

Houston, Texas 77056

713-322-8818

(Address, including zip code, and telephone number, including area code, of principal executive offices)

2025 Equity Incentive Plan

(Full title of the plan)

Edward Gillespie

Chief Executive Officer

1300 Post Oak Blvd., Suite 1305

Houston, Texas 77056

713-322-8818

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Danovitch, Esq.

Joseph E. Segilia, Esq.

Michael DeDonato, Esq.

Sullivan & Worcester LLP

1251 Avenue of the Americas

New York, New York 10020

(212) 660-3060

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Abundia Global Impact Group Inc. (the “Registrant”) for the purpose of registering an aggregate of 1,000,000 shares of common stock, par value $0.001 per share, of the Registrant (“Common Stock”) issuable under the Registrant’s 2025 Equity Incentive Plan (the “2025 Plan”).

On March 25, 2026 and May 14, 2026, the Registrant’s board of directors and the holders of a majority of the outstanding shares of the Registrant’s voting stock approved an amendment to the 2025 Plan to increase the number of shares of Common Stock available for issuance under the 2025 Plan from 750,000 shares of Common Stock to 1,750,000 shares of Common Stock, respectively.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the 2025 Plan in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, and the documents incorporated by reference herein in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Incorporated by reference in this Registration Statement are the following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 23, 2026, as amended by the Annual Report on Form 10-K/A, filed with the Commission on May 13, 2026;

(2)	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the Commission on May 8, 2026;

(3)	our Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders held on May 14, 2026, filed with the Commission on April 2, 2026, and the Definitive Additional Materials on Schedule 14A, filed with the Commission on April 2, 2026;

(4)	our Current Reports on Form 8-K and Form 8-K/A filed by the Registrant with the Commission on January 14, 2026, February 6, 2026, February 23, 2026, March 26, 2026, April 2, 2026, May 18, 2026, May 20, 2026 and June 9, 2026; and

(5)	the description of the Registrant’s Common Stock contained in (i) the Registration Statement on Form 8-A, filed with the Commission on July 26, 2010 pursuant to Section 12(b) of the Exchange Act, including Exhibit 4.1—Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 23, 2026, and any other amendments or reports filed for the purpose of updating such description of Common Stock therein.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the Commission), subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to the Registrant as a director or officer. Section 145 of the DGCL also authorizes a corporation to indemnify such persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact of their prior or current service to the Registrant as a director or officer. The indemnity may cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding not by or in the right of the corporation, had no reasonable cause to believe the person’s conduct was unlawful; provided that no indemnification is permitted with respect to any action or suit by or in the right of the corporation without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Section 145 of the DGCL permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 of the DGCL provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145 of the DGCL.

The certificate of incorporation, as amended, of the Registrant (the “Certificate of Incorporation”) provides that (1) a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such liability will not be eliminated (i) if such person breached the duty of loyalty to the Registrant or its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying unlawful dividends, stock purchase or redemption payments under Section 174 of the DGCL or (iv) for any transaction from which such person derived an unlawful personal benefit; and (2) each director and officer of the Registrant will be indemnified to the fullest extent permitted by Section 145 of the DGCL in each and every situation where the Registrant is obligated, permitted or empowered to indemnify such person.

The amended and restated bylaws of the Registrant (“Bylaws”) provide that (a) its directors and officers will be indemnified against any judgments, penalties (including excise taxes), fines, amounts paid in settlement and reasonable expenses (including court costs and attorneys’ fees) actually incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was an agent of the corporation, subject to certain limited exceptions, (b) expenses incurred by any director or officer prior to the final disposition of any proceeding to which the director or officer was or is or is threatened to be made a party will be advanced promptly following a request therefor, subject to certain limited exceptions, (c) permit the Registrant to purchase and maintain insurance on behalf of such persons, and (d) the rights to indemnification conferred in the Bylaws are not exclusive.

The Registrant has entered into indemnification agreements with certain of its executive officers and directors pursuant to which it has agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of the Registrant, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant has also obtained an insurance policy covering its directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

See “Item 9. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Certificate of Incorporation of the Registrant, dated April 2, 2001 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on August 3, 2001).

4.2	Certificate of Amendment to the Certificate of Incorporation of the Registrant, effective September 25, 2001 (incorporated by reference to Exhibit 3.4 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-4 filed with the SEC on October 1, 2001).

4.3	Certificate of Amendment to the Certificate of Incorporation of the Registrant, effective June 13, 2013 (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 23, 2013).

4.4	Certificate of Amendment to the Certificate of Incorporation of the Registrant, effective July 31, 2020 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 21, 2020).

4.5	Certificate of Amendment to the Certificate of Incorporation of the Registrant, effective October 17, 2024 (incorporated by reference to Exhibit 3.5 to the Registrant’s Registration Statement on Form S-3 filed with the SEC on October 22, 2024).

4.6	Certificate of Amendment to the Certificate of Incorporation of the Registrant, effective May 22, 2025 (incorporated by reference to Exhibit 3.6 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on July 31, 2025).

4.7	Certificate of Amendment to the Certificate of Incorporation of the Registrant, effective June 6, 2025 (incorporated by reference to Exhibit 3.7 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on July 31, 2025).

4.8	Certificate of Amendment to the Certificate of Incorporation of the Registrant, effective October 9, 2025 (incorporated by reference to Exhibit 3.1(i) to the Registrant’s Current Report on Form 8-K filed with the SEC on October 15, 2025).

4.9	Certificate of Amendment to the Certificate of Incorporation of the Registrant, effective December 5, 2025 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 5, 2025).

4.10	Second Amended and Restated Bylaws of the Registrant, adopted as of December 5, 2025 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 5, 2025).

5.1	Opinion of Sullivan & Worcester LLP (filed herewith).

10.1	2025 Equity Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement filed with the SEC on September 19, 2025).

10.2	Form of Stock Option Award Agreement (filed herewith).

10.3	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-8 filed with the SEC on January 26, 2026).

23.1	Consent of CBIZ CPAs P.C. (filed herewith).

23.2	Consent of Baker Tilly US LLP (filed herewith).

23.3	Consent of Sullivan & Worcester LLP (reference is made to Exhibit 5.1 filed herewith).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

107	Filing Fee Table (filed herewith).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on June 22, 2026.

ABUNDIA GLOBAL IMPACT GROUP, INC.

By:	/s/ Edward Gillespie
Edward Gillespie
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Abundia Global Impact Group, Inc., a Delaware corporation, hereby constitutes and appoints Edward Gillespie as his or her, as the case may be, true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, in his or her, as the case may be, name and on his behalf, to sign in any and all capacities this registration statement and any and all amendments (including post-effective amendments) and exhibits to this registration statement, and to file any and all applications and other documents relating thereto with the U.S. Securities and Exchange Commission, with full power and authority to perform and do any and all lawful acts and things whatsoever which such attorney-in-fact and agent or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney-in-fact and agent or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Edward Gillespie	Chief Executive Officer and Director (Principal Executive Officer)	June 22, 2026
Edward Gillespie

/s/ Lucie Harwood	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 22, 2026
Lucie Harwood

/s/ Robert Bailey	Director	June 22, 2026
Robert Bailey

/s/ Martha Crawford	Director	June 22, 2026
Martha Crawford

/s/ Matther Henninger	Director	June 22, 2026
Matthew Henninger

/s/ Peter Longo	Director	June 22, 2026
Peter Longo